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MID PENN BANCORP INC. 2019 ANNUAL REPORT TO SHAREHOLDERS PREPARING FOR A NEW DAY
MID PENN BANK 2407
Member FDIC

A LETTER FROM President and CEO Rory G. Ritrievi & Chairman of the Board Robert C. Grubic
In that this letter is being delivered to you in July, rather than in April as has been customary, clearly indicates that this is a time unlike any we have experienced. COVID-19 and the country’s and state’s response to that pandemic, have changed just about everything. The strategic plan we updated just a few months ago had to be modified to keep it relevant going forward. We are preparing for a new day of challenges and are cautiously optimistic we will have a new day of solutions. Traditionally, the bulk of this Shareholder Letter is used as a reflection on the previous year end with a brief glimpse into the immediate future. This year we will provide a brief overview of 2019 and spend more time covering the challenges of 2020 and our response to those challenges.
SUMMARY OF 2019
Integration of Culture
The fiscal year of 2019 was a solid one for Mid Penn Bancorp, Inc., and its subsidiary, Mid Penn Bank. Coming off a busy merger and acquisition year in 2018, we spent the majority of 2019 integrating our two new markets of Western Pennsylvania and Southeastern Pennsylvania. The progress we made in that integration was slower than we had hoped or planned for, but by the end of the year we had made some very promising progress. Success in delivering on our customer-focused business development plan is dependent on recruiting, educating and positioning the best employees possible in each one of our distinct markets. By the end of 2019, we were able to establish solid teams of relationship builders and servicers throughout our expanded footprint, including those two new markets.
Shareholder Return
The success of those teams was evident in our ability to generate the best earnings per share in many years. The 2019 EPS was $2.09. The last time EPS reached or exceeded that level was 1992. That healthy level of earnings - even while increasing our dividend by 13% - allowed us to bolster our book value per share and tangible book value per share by 6% and 10%, respectively. With those dividends and stock appreciation, our total shareholder return for 2019 was a healthy 29%. That pushed the five-year total shareholder return to 113%, which places us at or around the very top of local and national industry peer groups and the Russell 3000.
Organic Growth
While the volatile interest rate environment throughout 2019 presented a tremendous challenge for Mid Penn, we made up for the bulk of that issue through organic growth on both sides of the balance sheet. We had a 9% increase in loans and an 11% increase in deposits in 2019. The bulk of the growth in each came primarily from our legacy market of Central Pennsylvania. By the end of the fourth quarter, we had recognized some tangible growth in Southeastern Pennsylvania, but its impact on the total year was relatively moderate. By year end, we had adjusted rates on both loans and deposits to fully account for the interest rate changes that occurred late in 2019 that slightly normalized the interest rate curve but compressed the entire curve to its lowest level in years. With that compressed curve, we entered 2020 recognizing that net interest income growth

RORY G. RITRIEVI & CHAIRMAN OF THE BOARD ROBERT C. GRUBIC
would be difficult; however, we were confident in the strength of our primary earning asset - our loan portfolio. Regardless of our interest rate challenges, strong overall asset quality, which we feel we have, helps a bank rise to any challenge.
Asset Quality
As our primary earnings engine, the quality of our loan portfolio has always and will always be a main area of focus for our company. Quality organic loan growth, coupled with proactive portfolio management, resulted in another year of solid asset quality metrics. Net charge-offs accounted for just 0.02% of total loans. Non-performing loans and loans between 30 and 90 days delinquent remained well-controlled at 0.68% and 0.14% of total loans, respectively. The peer-leading quality of our loan portfolio left the bank well positioned at year end to face the unforeseen challenges that were to come in early 2020.
COVID-19 PANDEMIC
Early in the first quarter, the world began to hear about a novel coronavirus known as COVID-19. By late February, as the news of that pandemic became evident, we formulated a COVID-19 Response Team (CRT) made up of senior leaders from every part of the Bank. That CRT began meeting every morning by early March to build, in essence, a new strategic plan for each particular day. The first major objective of the CRT was to identify those segments of our credit portfolio that might be impacted by the COVID-19 outbreak. As news about how the virus spread became more known, we next developed strategies to keep our customers, employees and the general public safe. We began sanitizing all of the common areas of our retail locations every hour on the hour. We encouraged employees to wear fresh gloves when handling money. We also asked every employee to wash their hands after each transaction or at least every 15 minutes. We discouraged handshaking and asked each employee to keep a safe distance from each other and each customer. Out of concern of the unknown, we canceled our annual WAVE Awards Event - the event that recognizes strong employee performance from the previous year - which was to be held in late March. All those actions got us through the first couple of weeks of March and with success in our then dual objectives of keeping both customers and employees safe and identifying potential asset quality issues.
By then, the strategy in Pennsylvania and throughout most of the country was to “flatten the curve.” The federal and state governments were encouraging everyone to find ways to further prevent the spread of the virus until the healthcare system could catch up. It was at that point that we pivoted our strategy and made the decision to close our 39 retail lobbies across the state. We are proud to tell you that we were the first bank in Pennsylvania to make that decision and implement that process. All banks in the state followed suit within the next two weeks. The way we did it though was a testament to our overall strategy of always taking care of the customer. We conducted a “call them all” strategy in the week leading up to the lobby closure in which we called each and every one of our customers regardless of the size or nature of their relationship with us. We gave them the confidence that, through online banking, telephone banking, our drive throughs, ATM’s and banking by appointment, we would find a way to take care of any and all of their banking needs. We completed a second “call them all” strategy the week of the lobby closure to not only capture customers we might have missed the first time, but also to check up on all of our customers. We did all of that while sending over 75% of our employees to work from home, as we had previously invested in a secure technology infrastructure to provide for remote work capabilities.
It was at this same time that we identified that virtually every business customer of ours and most consumer customers were going to be impacted by COVID-19. We began a daily afternoon meeting where we discussed borrowers’ needs and made decisions on payment deferrals, extensions of credit or interest rate relief to help them get through the economic crisis that resulted from the pandemic. At that point, then, we were having a daily morning planning meeting and a daily afternoon credit meeting to continue a collaborative decision-making strategy. We also offered to waive early withdrawal penalties for any deposit customer who needed access to their cash but who may have had their funds tied up in longer-term certificates of deposit. The results of all these moves were spectacular. Not only were we providing needed relief for borrowers, we were actually growing deposits as customers appreciated our communication and confidence and felt comfortable with the safety of our bank as a place to invest and/or keep their money.
PAYCHECK PROTECTION PROGRAM
At the end of March, with many states in mandatory shutdown or quarantine, we heard about a program that the Federal Government was thinking of implementing that would motivate businesses to keep employees on their payrolls even though their revenues were being dramatically impacted by COVID-19 shutdowns. On March 27, 2020, President Trump signed the CARES Act into law. A provision of the CARES Act was the Paycheck Protection Program (PPP) which was to be administered through the Small Business Administration (SBA). Having great expertise as an experienced SBA Preferred Lender, we met on the morning of Saturday, March 28, 2020 to develop a strategy to fully participate in the PPP. Throughout that weekend, we developed a plan to utilize our SBA expertise, our technology, our facilities and our employee work
MID PENN BANK 2407

ethic to maximize our PPP efforts. As of the writing of this letter, Mid Penn Bank has originated and disbursed over 4,000 PPP loans for a total of just under $630 million. That volume places us pro ratably among the top performing banks in the country. In doing so, we have helped small businesses retain over 60,000 employees - protecting their paychecks - which was THE major objective of the program. Also, in doing so, we have built up even better trust, loyalty and confidence with existing customers, prospective new customers and our communities at large. We feel strongly that we will be able to benefit from that goodwill for many years to come.
THE REST OF 2020
First, we extend our thoughts and prayers to any of our Shareholders who have lost a loved one to COVID-19 or have been financially impacted by its effects. We are now (hopefully) on the back end of the shutdown as Pennsylvania has begun to reopen for business. While we have not yet reopened our lobbies, we are beginning to invite back employees who wish to work from the office. Most are choosing to do so.
The COVID-19 pandemic and the financial crisis that was caused as a result of the response to that pandemic have Mid Penn preparing for a new day. The challenge of that new day will be to re-evaluate, improve and make more efficient every aspect of our customer delivery. That evaluation will include a new look at our existing and prospective retail network, our use of financial technology, the education and cross training of our employees, and the way in which we interact with our customers for both routine and specialized transactions. It will also include the establishment of MPB Financial Services Group, a nonbank subsidiary of Mid Penn Bancorp, Inc., which will ultimately deliver innovative trust, wealth management, insurance and business support services to customers and prospective customers throughout our expanding footprint. Please stay tuned throughout 2020 for announcements on the formation and setup of that exciting new subsidiary.
While we will make many refinements and improvements, you should continue to expect the best of what you have seen from us in the past. We will continue to strengthen the communities in which we operate by being a long-term, consistent provider of vitally important financial products, services and consultative advice. The success we have in doing so should allow us to continue to deliver on the shareholder return to which you have become accustomed.
We take a moment to posthumously recognize Mrs. Dolly Land. Dolly was a long-time Director of Phoenix Bancorp, Inc., a company we acquired in 2015. Along with her husband Vince, Dolly was instrumental in getting that deal consummated and remained a significant individual shareholder following the merger. Unfortunately, Dolly passed away in April of 2020. Our thoughts and prayers are extended to Vince and to all of Dolly’s family on her passing.
We wish you the very best of safety and strength for the remainder of 2020, and we thank you for your continued support of Mid Penn Bancorp, Inc. and Mid Penn Bank.

Rory G. Ritrievi	Robert C. Grubic
President and CEO	Chairman of the Board

MID PENN BANK
ADMINISTRATIVE CENTER
2407

INVESTMENT
IN EDUCATION AND DEVELOPMENT
At Mid Penn Bank, we place significant focus on cultivating high-performing teams by attracting, challenging, and promoting people who are eager to embrace a career at our organization. Studies show that robust education and development opportunities increase employee satisfaction, which is shown to increase productivity and reduce recruitment, turnover and absenteeism costs.
In 2019, Mid Penn Bank took further steps to continually invest in our employees, which will ensure we are deploying knowledgeable and engaged employees to help our customers with their unique banking needs. That same engaged workforce will make certain Mid Penn Bank is poised to navigate the ever-changing and competitive banking landscape. Our focus on education and mentorship, our Professional Development Program and our commitment to identifying “rising stars” combine to reinforce the Bank’s dedication to creating a team of knowledgeable bankers who can deliver banking the Mid Penn Bank way.
The need to expand the resources and classroom facilities for our Education and Development department led us to begin construction on Mid Penn University in July of 2019. Located adjacent to our Park Drive Administrative Center in Harrisburg, the facility houses state-of-the-art technologies in our education and conference facilities and enables the Education and Development team to increase both the quality and quantity of the learning opportunities we offer our employees.

COMMUNITY
GIVING
Our core values guide our direction and growth as a community bank. We are committed to serving our communities in a variety of ways through corporate and educational contributions, employee fundraising, community events and volunteerism.
2019 GIVING HIGHLIGHTS

$1.33 MILLION	3,500+	$84,050	152
EITC & COMMUNITY	HOURS OF EMPLOYEE	RAISED BY EMPLOYEES FOR	EVENTS IN OUR
CONTRIBUTIONS	VOLUNTEERISM	CHARITABLE CAUSES	COMMUNITIES

In 2019, Mid Penn Bank partnered with more than 400 non-profit and community organizations. One partnership of note was with the Peyton Walker Foundation, whose mission is “Increasing awareness of and survival rates for Sudden Cardiac Arrest.” Not only did Mid Penn Bank provide financial support to the foundation by sponsoring heart screenings for every Big 33 athlete in 2019, we also partnered with the Peyton Walker Foundation to offer CPR and First Aid certification training to our employees. More than 150 employees throughout our footprint have become certified in the last year.
We are a proud recipient of the Pennsylvania Association of Community Bankers “Community IMPACT” award for six years running. Our No Shave November campaign, a partnership with Penn State Health’s Urology division, was the winning project for the IMPACT award in 2019. Our generous employees raised $45,000 for prostate cancer research in 2019.
Mid Penn Bank held the fifth Annual Mid Penn Bank Celebrity Golf Tournament for Charity in July of 2019. This event, spanning two days and engaging more than 30 celebrities and athletes from the world of college and professional football, basketball, baseball and hockey, raised $200,000. All contributions were donated to the Pennsylvania Breast Cancer Coalition and the Breast Cancer Research Foundation to support breast cancer research efforts.
NO SHAVE
NOVEMBER

MID PENN BANK	To BENEFIT	Pennstate Cancer institute

THE COMMUNITY
BANK DIFFERENCE
Mid Penn Bank has established a regional management presence in each distinct community we serve. Our teams are committed to providing local, prompt service and personalized banking solutions.
PARAMEDIC UNIT
FAYETTE
E.M.S
AMBULANCE
FAYETTE EMS
Connellsville, PA | Scottdale Bank & Trust
Fayette Emergency Medical Service was established in 1995 and provides emergency and ambulance transportation to the majority of Fayette County. A business banking customer of Scottdale Bank & Trust since its beginning, Fayette EMS has utilized tailored financial solutions designed specifically for their operation for more than two decades. When Fayette EMS President Charles Matthews needed financing for the new Operations Center, he turned to his Scottdale Bank and Trust team for trusted advice and solutions.
Pictured, L to R: Mid Penn Bank Regional Market Manager and Commercial Loan Officer Linda Tasser; Mid Penn Bank Regional Executive Charles King; Fayette EMS Chief of Operations Richard Adobato; Fayette EMS Administrative Director Robert M. Topper
PLEASANT VALLEY JERSEYS
Chambersburg, PA | Agricultural Lending
Pleasant Valley Jerseys is a dairy farm owned by Doug and Julie Martin, and their children Grant and Jill. In 2016, the Martins realized that in order to sustain their farm’s success for their children and their families, they needed to expand into a new dairy facility. They partnered with Jeff Myers, Mid Penn Bank Senior Agricultural Lender, to secure financing for the new construction. Reflecting on their relationship, the Martins said, “Mid Penn Bank helped us secure our farm for future generations.”
Pictured, L to R: Mid Penn Bank Senior Agricultural Lender Jeffrey Myers; three generations of the Martin family, owners of Pleasant Valley Jerseys

h.b. mcclure
Company
Trust, Quality and Value.. Since
HB MCCLURE
Harrisburg, PA | Capital Region
HB McClure is an employee-owned mechanical contractor that has been proudly serving the plumbing, heating and air-conditioning needs of their commercial and residential customers since1914. Mid Penn Bank Regional President Heather Hall and HB McClure President & CEO, Bob Whalen, work together to ensure that HB McClure, through a useful and advanced set of business banking, cash management and commercial financing services, have the tools they need to operate and grow the business.
Pictured: Mid Penn Bank Regional President Heather Hall and HB McClure President and CEO Bob Whalen
BUCCINI/POLLIN GROUP
Wilmington, DE | Delaware Valley Region
Co-Founded by Robert Buccini in 1993, the Buccini/Pollin Group is a real estate investment, development and management company that transforms communities through real estate development and construction. Buccini/Pollin worked with Mid Penn Bank President of Commercial Real Estate, Ray Mincarelli, to secure financing for a 92-unit apartment complex in downtown Wilmington, DE. Currently under construction, The Cooper project is planned to be completed in 2021.
Pictured: Mid Penn Bank President of Commercial Real Estate Ray Mincarelli and Buccini/Pollin Group Co-Founder/Co-President Robert Buccini

THE COMMUNITY
BANK DIFFERENCE
MOUNTAIN RIDGE METALS
Millersburg, PA | Upper Dauphin Region
As a new company formed in Millersburg just over a year ago, Mountain Ridge Metals is a true family business. Owner Kevin Sponsler, and his children Braxton and Adderly Sponsler, are all key employees in the business. Mid Penn Bank works closely with Mountain Ridge Metals to provide a variety of customized financial solutions that ensures the new business has the right foundations on which to succeed. Mid Penn Bank looks forward to supporting Mountain Ridge Metal’s future growth, and its plans for expansion.
Pictured, Center: Mid Penn Bank Director of Trust & Wealth Management Joseph Paese and Mountain Ridge Metals President Kevin Sponsler, with key members of the Mountain Ridge Metals team
KOCH’S TURKEY FARM
Tamaqua, PA | Northern Region
Founded in 1953 by Lowell and Elizabeth Koch, Koch’s Turkey Farm is a Certified Humane® turkey producer and is a pioneer in raising antibiotic-free turkeys. Today, their grandson Brock Stein is at the helm, teamed up with Mid Penn Bank Regional President Mark Ketch and Cash Management Officer Keith Kirby to deploy financial solutions that match their unique business needs. Mid Penn Bank’s support has allowed Koch’s Turkey Farm to continue to build on three generations of growth as a standout leader in their industry.
Pictured, L to R: Mid Penn Bank Regional President Mark Ketch; Koch’s Turkey Farm President Brock Stein; Mid Penn Bank Cash Management Officer Keith Kirby
EXCELSIOR BLOWER SYSTEMS, INC.
Blandon, PA | Berks County Region
Owned by Bill Montgomery, Excelsior Blower Systems, Inc. engineers and manufactures positive displacement blower and vacuum pump packages, acoustic enclosures, and engineered industrial products. They are one of the largest blower package manufacturers in the United States. Working with Regional President Joe Butto, Excelsior utilizes Mid Penn Bank for a full range of tailored solutions to support their business.
Pictured: Excelsior Blower System Owner and President Bill Montgomery and Mid Penn Bank Regional President Joseph Butto

MID PENN BANCORP INC. Officers
RORY G. RITRIEVI
President & CEO
MICHAEL D. PEDUZZI
Chief Financial Officer
MID PENN BANCORP INC. Board of Directors
ROBERT C. GRUBIC
Chairman Mid Penn Bancorp, Inc. and Mid Penn Bank; Chairman & CEO, Herbert Rowland & Grubic, Inc.
WILLIAM A. SPECHT, III
Vice-Chairman Mid Penn Bancorp, Inc. and Mid Penn Bank; President & CEO Seal Glove Manufacturing, Inc. and Ark Safety
RORY G. RITRIEVI
President & CEO Mid Penn Bancorp, Inc. and Mid Penn Bank
ROBERT A. ABEL
Principal and Shareholder, Brown Shultz Sheridan & Fritz
KIMBERLY J. BRUMBAUGH
Founder & CEO, Brumbaugh Wealth Management, LLC
MATTHEW G. DESOTO
President and CEO, MI Windows and Doors, LLC
GREGORY M. KERWIN
Senior Partner, Kerwin & Kerwin, Attorneys at Law
DONALD F. KIEFER
Former President & CEO, The Scottdale Bank & Trust Company
THEODORE W. MOWERY
Partner, Gunn Mowery, LLC
JOHN E. NOONE
President, Shamrock Investments, LLC
NOBLE C. QUANDEL, JR.
Chairman and CEO, Quandel Enterprises, Inc.
DAVID E. SPARKS
Former President & CEO, First Priority Bank

The Mission of Mid Penn Bank is to be the best financial institution for our shareholders, customers, employees and the communities we serve while upholding the core values of Mid Penn Bank and the virtues of community banking.

Mid Penn Bank was the Top Community Bank for Small Business Association (SBA) loan volume in the Philadelphia district in fiscal year 2019.	For the sixth year in a row, Mid Penn Bank was recognized by American Banker magazine for our performance in return on equity. Due to our growth in the previous year, we moved from “Top 200 CommunityBanks” to “Top 200 Mid-Tier Banks.”	For the sixth year in a row, Mid Penn Bank was awarded the “IMPACT” Award from the Pennsylvania Association of Community Bankers.

COVER PHOTO BY MICHELLE WHITEHEAD
MID PENN BANCORP INC.
349 Union Street, Millersburg, PA 17061 | 1-866-642-7736
MIDPENNBANK.COM